UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported): December 26, 2001


                         WINTRUST FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


                         Commission File Number 0-21923



                 Illinois                                        36-3873352
----------------------------------------------              --------------------
(State or other Jurisdiction of Incorporation)              (I.R.S. Employer
                                                             Identification No.)



                               727 North Bank Lane
                           Lake Forest, Illinois 60045
             -------------------------------------------------------
                    (Address of Principal Executive Offices)


                                 (847) 615-4096
      ---------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)



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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

On December 26, 2001, Wintrust Financial Corporation ("Wintrust") announced the signing of an agreement to purchase 100% of the ownership interest of Wayne Hummer Investments LLC (including its wholly-owned subsidiary, Focused Investments LLC,) and Wayne Hummer Management Company (collectively, the "Wayne Hummer Companies"). Wayne Hummer Investments LLC is a registered broker/dealer and investment services firm that provides a full range of private client and brokerage services to clients located primarily in the Midwest. Wayne Hummer Management is a registered investment adviser, providing services to individual accounts as well as four proprietary mutual funds managed by the firm. The Wayne Hummer Companies are based in Chicago, Illinois and have over seventy years of investment experience. The acquisition of the Wayne Hummer Companies will augment and diversify Wintrust's revenue stream by adding brokerage services to its fee based revenues as well as offering traditional banking products to the customers of the Wayne Hummer Companies, thereby providing a more comprehensive menu of financial products and services to the customers of Wintrust and the Wayne Hummer Companies.

The initial purchase price for the Wayne Hummer Companies is $28 million, comprised of $8 million of cash, $15 million of Wintrust's common stock and $5 million of deferred cash payments. The common stock will be issued at the fair market value as determined in accordance with the agreement, but not to exceed 555,556 shares. Wintrust could pay additional contingent consideration upon the attainment of certain performance measures over the next five years.

The transaction is subject to regulatory approval and is expected to close in the first quarter of 2002.






ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibit

December 26, 2001 Press Release - Wintrust Financial Corporation Announces Plans to Acquire Wayne Hummer Investments LLC and Wayne Hummer Management Company.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                         WINTRUST FINANCIAL CORPORATION
                                  (Registrant)


Date: December 26, 2001                                /s/ David A. Dykstra
                                                       --------------------
                                                       Executive Vice President
                                                       & Chief Financial Officer


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